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              Consent of Independent Certified Public Accountants




The Board of Directors
Capital Markets Assurance Corporation:


We consent to the use of our report included in the Bay View 1997-RA-1 Auto Trusts Prospectus Supplement (Prospectus Supplement) which is included in the Bay View Securitization Corporation Bay View Auto Trusts Form S-3 (Form S-3 Registration Statement), and to the reference to our firm under the heading "Experts" in the Prospectus Supplement which is included in the Form S-3 Registration Statement.

Our report dated January 25, 1996, refers to the Company's adoption at December 31, 1993 of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".


/s/ KPMG Peat Marwick LLP


New York, New York
January 21, 1997